Exhibit 99.3

SUMMARY OF PROPOSED TERMS OF COMPENSATION FOR RAYMOND L. D’ARCY

POSITION:	President and Chief Executive Officer.

EFFECTIVE DATE:	The effective date of Stuart J. Clark’s resignation as President and Chief Executive Officer (March 2, 2009) (the “Effective Date”).

TERM:	No fixed term.

BASE SALARY:	$500,000 per annum; subject to annual merit increases, as determined in the discretion of the Compensation Subcommittee (the “Base Salary”).

BONUS:	For 2009, a target bonus of 90% of Base Salary, maximum bonus of 150% of Base Salary, and stretch bonus of 180% of Base Salary, subject to annual review by the Compensation Subcommittee. For 2009, weighting for the performance goals will be 75% on Financial goals and 25% on Non-Financial individual goals, subject to annual review by the Compensation Subcommittee. Actual bonus to be determined by the Compensation Subcommittee at the same time as the determination is made for other members of the Senior Management Group.

SEVERANCE:	No special severance protections other than those offered to all members of the Senior Management Group.

LONG-TERM COMPENSATION:

Special one-time grant of restricted stock units valued at $1.2 million as of the date of grant, to be granted under the Company’s 2000 Long-Term Incentive Plan (the “Initial Grant”). To be granted on or after the Effective Date on the first business day of the month following the Company’s earnings release. Additional annual grants to be determined by the Compensation Subcommittee in its discretion, each to be granted at the same time as the decision is made for other members of the Senior Management Group, and will have the substantially the terms set forth in the Company’s standard form of executive award agreement.

No further grants to the executive are expected in 2009.

INITIAL GRANT TERMS:

VESTING: The Company’s standard vesting shall apply to the Initial Grant;

•     Three year cliff vesting;

•     Accelerated vesting in the event of a Change in Control (as defined in the grant agreement);

•     Accelerated vesting in the event of termination for Good Reason (as defined in the grant agreement); and

•     Accelerated vesting in the event of termination without Cause (as defined in the grant agreement).

NON COMPETITION: The Initial Grant award agreement will provide for a non-competition period of two years following termination of employment for any reason. For the purposes of the two-year non-competition period, the executive may not be employed by, act as an advisor, consultant, agent, officer, director, manager, partner or independent contractor of or for, or perform services in any other capacity for, any of the companies listed on Exhibit A to this term sheet. In addition, during the two-year non-competition period, the executive may not, without the prior written consent of Interactive Data, with such consent not to be unreasonably withheld, whether as an employee, advisor, agent, officer, director, manager, partner, consultant, independent contractor or otherwise, engage in the development and sale of financial market data, analytics and related services to financial institutions, active traders or individual investors, including real-time market data, time-sensitive pricing, evaluations and reference data or any other business engaged in by Interactive Data or any of its subsidiaries at the time of termination. The non-competition covenant relates to any competing entity that operates in a geographic area that Interactive Data has operated or will operate during the two-year non-competition period (including, without limitation, any area in which any customer of Interactive Data or any of its subsidiaries at the time of termination may be located).

OTHER RESTRICTIVE COVENANTS: Standard two year non-solicitation covenant, and perpetual disparagement, cooperation and confidentiality covenants will be included in the Initial Grant award agreement.

EQUITY OWNERSHIP REQUIREMENTS:	Current requirement of 2x will be increased to 4x (consistent with 4x applied to the current Chief Executive Officer). The executive will be provided five years to achieve this level as per the share ownership policy.

BENEFITS:	All other benefits remain the same as received prior to assuming the role of Chief Executive Officer.

ACCEPTED AND AGREED:

/s/ Raymond L. D’Arcy
RAYMOND L. D’ARCY

February 27, 2009
DATE:

INTERACTIVE DATA CORPORATION

By:	/s/ Lori Hannay
NAME:	Lori Hannay
TITLE:	VP Chief Human Resources Officer

February 27, 2009
DATE: